Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS INTERNATIONAL COMPLETES SALE OF GLOBAL

SOFTWARE SERVICES DIVISION ASSETS TO COMVERSE

ENGLEWOOD, COLO. (Dec. 12, 2005) – CSG Systems International, Inc., (NASDAQ: CSGS), a leading provider of customer care and billing solutions, today announced it has completed the sale of its Global Software and Services Division assets to Comverse, Inc., a division of Comverse Technology, Inc. (NASDAQ: CMVT), the world’s leading provider of software and systems enabling network-based multimedia enhanced communications services.

“With the completion of this sale of the GSS assets to Comverse, CSG will intensify its focus on our core competencies in the cable and DBS markets,” said Ed Nafus, CSG President and Chief Executive Officer. “We will continue to provide scalable and dependable solutions that enable our customers to grow and transform their businesses, in addition to providing superior customer service. We look forward to working with our customers as they begin to deliver new services and unveil new business models that will require our expertise and solutions.”

CSG initially announced the divestiture on Oct. 7, 2005. The aggregate sales price is approximately $249 million in cash, which will be adjusted based upon the results of a customary, post-closing adjustments.

CSG expects to incur certain material one-time charges in the fourth quarter of 2005 that are currently not included in CSG’s fourth quarter 2005 financial guidance. These charges relate to the closing of the sale of the GSS Business and other related activities to be implemented before the end of 2005. Once the company is able to reasonably estimate these amounts, the company will provide updated fourth quarter 2005 financial guidance, as well as full-year 2006 financial guidance.

More information about Comverse and the sale of the GSS assets can be found at http://www.comverse.com/billing.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is the leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American convergent broadband and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release.

These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its three largest clients, Comcast Corporation, Echostar Communications, and Time Warner, Inc., which combined make up over 50% of CSG’s revenues from continuing operations; 2) the continued acceptance of CSG ACP and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; and 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information contact:
MEDIA:	INVESTORS:
Elise Brassell	Liz Bauer
CSG Systems International, Inc.	CSG Systems International, Inc.
Corporate Communications	SVP, Corp. Comm & IR
(303) 804-4962	(303)804-4065

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